EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of September 3, 2003 by and between Fortis Enterprises, a Nevada corporation (the "Company"), and STEVE CARNES (the "Executive").

WITNESSETH:

        WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, pursuant to the provisions contained in this Employment Agreement (the "Agreement");

        NOW, THEREFORE, in consideration of the premise, and the respective covenants and agreements of each of the Company and the Executive contained in this Agreement, each of the Company and the Executive agrees as follows:

ARTICLE I

Employment

        1.1 The Company. The Company employs the Executive and the Executive accepts such employment. Subject to the direction of the Board of Directors of the Company, the Executive shall serve as the Chairman of the Board, President and Chief Executive Officer of the Company. The Executive shall have such responsibilities, perform such duties and exercise such power and authority as are inherent in, or incident to, the offices of Chairman of the Board, President and Chief Executive Officer. During the period of his employment hereunder, Executive shall devote such of his business time, interest attention, and effort to the faithful performance of his duties hereunder as may be required by the board of directors from time to time. However, Executive may serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the judgment of the Company's Board of Directors (the "Board" as expressed in a written Board Resolution), will not present any conflict of interest with the Company or adversely affect the performance of Executive's duties pursuant to this Agreement..

        1.2 Subsidiary Corporations. The Executive shall serve as the Chairman of the Board, and a principal officer of each of the Company's current and any future wholly owned or majority owned subsidiaries.

ARTICLE II

Term

        Subject to the provisions of Article VI below, the term of this Agreement shall be for a period of three years, commencing as of August 1, 2003 and expiring on July 31, 2006.

ARTICLE III

Salary

        3.1 Initial Salary. In full payment for the obligations to be performed by the Executive during the term of this Agreement, the Company shall pay to the Executive a salary at an annual rate equal to the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00).

        3.2 Payment of Salary. Payments of salary shall be made to the Executive in installments from time to time on the same dates payments of salary are generally made to all senior management employees of the Company. If stocks are issued as compensation, it will be retroactive in accordance with the Board Resolution.

        3.3 Accrual of Salary. Executive agrees to accrue such portions of his salary as deemed relevant by the board of directors until such time as the Company is adequately capitalized and able to pay such Salary.

ARTICLE IV

Bonus

        The Executive may receive a bonus for any mergers and acquisitions completed in an amount determined by the Board of Directors of the Company, in its discretion, if and when so determined by the Board of Directors.

        A bonus in the amount of $500,000 will be compensated to Executive upon the Executive successfully completing the opening or merger/acquisition of the Company's first operating business unit.

        A bonus of $250,000.00 will be compensated to Executive for each additional merger and/or acquisition and/or business unit start-up the Executive brings to the Company.

        If stocks are issued as compensation, it will be retroactive in accordance with the Board Resolution.

        Any bonus payable to Executive shall be accrued, if deemed necessary by the board of directors, until such time as the Company is adequately capitalized and able to pay such bonus.

ARTICLE V

Certain Fringe Benefits

        5.1 Generally. The Executive shall be entitled to receive such benefits and to participate in such benefit plans as are generally provided from time to time by the Company to its sr. management employees; provided, however, that nothing contained in this Section shall be construed to obligate the Company to provide any specific benefits to its employees generally.

        5.2 Vacations. The Executive shall be entitled to four weeks vacation time on an annual basis in accordance with such policies as are from time to time adopted by the Company's Board of Directors with respect to its senior management employees.

        5.3 Automobile. The Company shall provide the Executive an automobile allowance of $700.00 per month which is to cover costs and expenses related to Executive's use of a personal automobile in connection with the performance of his duties under this Agreement. The automobile allowance shall be accrued, if necessary, and paid to Executive at such time as the Company is adequately capitalized and able to reimburse/pay Executive for such allowance.

        5.4 Stock Options. The Executive shall be entitled to participate in the Company's stock option plans as may from time to time be in effect and to receive such incentive or other stock options as may from time to time be granted to him thereunder; provided, however, that nothing contained in this Section 5.4 shall be construed to obligate the Company, its Board of Directors or any committee of its Board of Directors to grant any incentive or other stock option whatsoever to the Executive.

        5.5 Life Insurance. The Company shall purchase and maintain in effect one or more term insurance policies on the life of the Executive in an aggregate amount of not less than One Million Dollars ($1,000,000). The beneficiary of each such policy shall be the person or persons who shall from time to time be designated in writing by the Executive to the Company. In the absence of any written designation to the contrary, the beneficiary of all such insurance policies shall be the Executive's spouse. The Company shall purchase and maintain in effect one insurance policy that covers loss of salary for any disability that renders the executive unable to perform his duties.

        5.6 Reimbursement of Medical Expenses. The Company shall reimburse the Executive for the full amount of any medical, dental and optical expenses not covered under any group medical plan from time to time in effect for the benefit of Company employees generally. Such coverage shall include without limitation mental health care and treatment and other medical, dental and optical expenses not covered under the Company's health care plan now or hereafter in effect. The Company may satisfy its obligation to the Executive under this Section 5.7 by providing excess medical, dental, optical and other health care insurance coverage for the Executive's benefit.

        5.7 Business and Entertainment Expenses. The Company shall reimburse the Executive for all reasonable business and entertainment expenses related to the Executive's position with the Company.

ARTICLE VI

Termination of Employment

        6.1 Certain Definitions. The following terms shall have the following respective meanings when utilized in this Agreement:

  "Bonus" shall mean, as of a given date, the most recent annual or other bonus awarded by the Company to the Executive.

  "Cause" shall mean any action by the Executive or any inaction by the Executive which constitutes:

  fraud, embezzlement, misappropriation, dishonesty or breach of trust;

  a material breach or violation of any or all of the covenants, agreements and obligations of the Executive set forth in this Agreement, other than as the result of the Executive's death or Disability (as hereinafter defined);

  a willful or knowing failure or refusal by the Executive to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or Disability; or

  gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as a result of the Executive's death or Disability;

provided, however, that if the basis for any termination of the Executive's employment by the Company as set forth in the Termination Notice (as hereinafter defined) delivered by the Company to the Executive is any or all of the definitions of Cause set forth in Sections 6.1(b)(ii), 6.1(b)(iii) or 6.1(b)(iv) of this Agreement, then, in such event, the Executive shall have fifteen (15) days from and after the date of his receipt of such Termination Notice to present a reasonable plan to cure such action or inaction specified in the Termination Notice, which plan may require more than twenty (20) days to cure the specified action or inaction, but such plan must be reasonably satisfactory to the Company and the Executive must proceed diligently to effectuate such plan.

  "Compensation" shall mean the sum of the Executive's Salary (as hereinafter defined) and Bonus.

  "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company. If any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from a Disability, then, in such event, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is mutually agreeable to the Company and the Executive, and such physician shall determine whether the Executive suffers from a Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive. The entire cost of such examination shall be paid for solely by the Company.

  "Good Reason" shall mean:

  the assignment by the Board of Directors (or the executive committee of the Board of Directors, if any) to the Executive, without his express written consent, of duties and responsibilities which results in the Executive having less significant duties and responsibilities or exercising less significant power and authority than he had, or duties and responsibilities or power and authority not comparable to that of the level and nature which he had, immediately prior to such assignment;

  the removal of the Executive from, or a failure to reappoint the Executive to, his then current position or positions with the Company or its subsidiaries or affiliates, except (A) with the Executive's express written consent or (B) in connection with any termination of the Executive's employment by the Company as the result of the Executive's Protracted Disability (as hereinafter defined) or for Cause;

  the reduction of the Executive's Salary or the reduction of any or all of the Executive's benefits set forth in Article V above;

  the Company's failure to perform on a timely basis its obligations under this Agreement;

  the Company's requiring the Executive, without his express written consent, to travel on Company business to an extent substantially greater than the Executive's business travel obligations immediately prior to such time;

  the Company's requiring the Executive, without his express written consent, to change his place of permanent residency to place outside of Central Florida;

  the Company's moving its executive offices to a place outside of Central Florida, without the Executive's express written consent; or

  the failure of the Company to obtain the express written assumption of, and agreement to perform on a timely basis, the Company's obligations under this Agreement by any successor to the Company as required by Article IX of this Agreement.

  "Protracted Disability" shall mean any Disability which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company for a period of twelve (12) consecutive months.

  "Salary" shall mean, as of a given date, the Executive's then current annual salary.

  "Termination Date" shall mean a specific date not less than forty-five (45) nor more than ninety (90) days from and after the date of any Termination Notice upon which the Executive's employment by the Company shall be terminated in accordance with the provisions of this Agreement.

  "Termination Notice" shall mean a written notice which sets forth (i) the specific provision of this Agreement relied upon to terminate the Executive's employment, (ii) in reasonable detail the facts and circumstances claimed to provide the basis for the termination of the Executive's employment, and (iii) a Termination Date.

        6.2 Termination of Employment.

                (a)     Notwithstanding the provisions of Article II hereof, this Agreement (i) shall automatically terminate upon the death of the Executive pursuant to the provisions of Section 6.3 hereof, (ii) may be terminated at any time by the Company pursuant to the provisions of Sections 6.4 or 6.5 hereof, and (iii) may be terminated at any time by the Executive pursuant to the provisions of Section 6.6 hereof.

                (b)     If either the Company or the Executive shall desire to terminate the Executive's employment by the Company pursuant to any of the provisions of Sections 6.4, 6.5 or 6.6 of this Agreement, then, in such event, the party causing such termination shall provide a Termination Notice to the other party.

                (c)     If this Agreement shall be terminated pursuant to any of the provisions of this Article VI, the Company shall be discharged from all of its obligations to the Executive under this Agreement upon the payment to the Executive of the amount set forth in the Section of this Article VI pursuant to which such termination shall occur. The Executive's sole and exclusive remedy for the termination of this Agreement, regardless of whether such termination shall be initiated by the Company or the Executive, and regardless of whether such termination shall be with or without Cause, shall be the payment by the Company to the Executive of the amount set forth in the Section of this Article VI pursuant to which such termination shall occur.

        6.3 Termination Upon Death of Executive. If during the term of this Agreement the Executive shall die, then the employment of the Executive by the Company shall automatically terminate on the date of the Executive's death. In such event, not more than thirty (30) days after the date of the Executive's death, the Company shall pay to the Executive's estate or as otherwise directed by the Executive's personal representative, an amount in cash equal to any accrued and unpaid compensation due to the Executive (subject to applicable payroll and/or other taxes required by law to be withheld) determined as of the date of the Executive's death.

        6.4 Disability of Executive.

                (a)     In the event that at any time during the term of this Agreement the Executive shall suffer any Disability, then the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Executive or his legal representative, as the case may be, the Executive's Compensation (subject to applicable payroll and/or other taxes required by law to be withheld) from the date that the Executive shall first suffer any such Disability to the date that the Executive's employment by the Company shall be terminated pursuant to any of the provisions of this Agreement.

                (b)     In the event that the Executive shall suffer any Protracted Disability during the term of this Agreement, then the Company may terminate the Executive's employment under this Agreement. In such event, in addition to any other benefits which may have been provided by the Company to the Executive or his legal representative, as the case may be, pursuant to the provisions of Section 6.4(a) above, not later than the Termination Date specified in the Termination Notice delivered by the Company to the Executive or his legal representative, as the case may be, the Company shall pay to the Executive or as otherwise directed by the Executive's legal representative an amount in cash equal to the Executive's Compensation (subject to applicable payroll and/or taxes required by law to be withheld) determined as of the date of such Termination Notice. Subsequent to such Termination Date, the Executive or his legal representative, as the case may be, shall also be entitled to receive any benefits which may be payable under any disability insurance policy or disability plan provided to the Executive by the Company.

        6.5 Termination of Employment by Company.

        The Company may terminate this Agreement at any time for Cause. If any such termination shall occur on or before November 30, 2003, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to any accrued and unpaid compensation due to the Executive, determined as of the date of the Termination Notice.

(b) The Company may terminate this Agreement at any time without Cause. If any such termination shall occur on or before November 30, 2003, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to the Executive's Compensation, determined as of the date of the Termination Notice, multiplied by 2.99 (subject to applicable payroll and/or other taxes required by law to be withheld).

6.6 Termination of Employment by Executive.

(a) The Executive may terminate this Agreement at any time with Good Reason. If any such termination shall occur on or before November 30, 2003, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to (i) the Executive's Compensation, determined as of the date of the Termination Notice, multiplied by (ii) 2.99 (subject to applicable payroll and/or other taxes required by law to be withheld).

(b) The Executive may terminate this Agreement at any time without Good Reason. In such event, the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Executive only his Salary (subject to applicable payroll and/or other taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice.

ARTICLE VII

Successor to the Company

The Company shall require any successor, whether direct or indirect, and whether by purchase, merger, consolidation or otherwise, to all or substantially all of the business or properties and assets of the Company, to execute and deliver to the Executive, not later than the date of the consummation of any such purchase, merger, consolidation or other transaction, a written instrument in form and in substance reasonably satisfactory to the Executive and his legal counsel pursuant to which any such successor shall agree to assume and to perform on a timely basis or to cause to be performed on a timely basis all of the Company's covenants, agreements and obligations set forth in this Agreement (a "Successor Agreement"). The failure of the Company to cause any such successor to execute and deliver a Successor Agreement to the Executive shall (a) constitute a breach of the provisions of this Agreement by the Company and (b) be deemed to constitute a termination by the Executive of his employment hereunder (as of the date upon which any such successor shall succeed to all or substantially all of the business or properties and assets of the Company) for Good Reason.

ARTICLE VIII

Arbitration and Attorneys' Fees

Arbitration. Any controversy between Company and Executive or between any employee of Fortis and the Executive, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. Company and Executive shall share the costs of the arbitrator equally but shall each bear their own costs and legal fees associated with the arbitration. The location of the arbitration shall be in Lake Mary, Florida.

ARTICLE IX

Miscellaneous Provisions

11.1 Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance, with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

11.2 Notices. Any and all notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or when delivered by United States mail, by registered or by a nationally recognized overnight delivery service ,or via telecopier or certified mail, postage prepaid, return receipt requested, to the respective parties at the following respective addresses:

If to the Company: Fortis Enterprises

4185 West Lake Mary Blvd., #107

Lake Mary, FL 32746

If to the Executive: Stephen W. Carnes

4185 West Lake Mary Blvd., #107

Lake Mary, FL 32746

or to such other address as either party may from time to time give written notice of to the other in accordance with the provisions of this Section 11.2.

11.3 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the Company and the Executive with respect to such subject matter.

11.4 Amendments. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the Company and the Executive.

11.5 Benefits; Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

11.6 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. Except as otherwise provided in Section 8.3 above, if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by any court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

11.7 No Waivers. The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation. The waiver by either party to exercise any right or remedy it or he may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

11.8 Jurisdiction and Venue; Service of Process; Waiver of Trial by Jury; Attorneys Fees.

(a) Any claim or dispute arising out of, connected with, or in any way related to this Agreement which results in litigation shall be instituted by the complaining party and adjudicated either in the federal or state courts for Seminole County, Florida, and each of the parties to this Agreement consent to the personal jurisdiction of and venue in such courts. In no event shall either party to this Agreement contest the jurisdiction or venue of such courts with respect to any such litigation.

(b) Each of the Company and the Executive agrees that service of any process, summons, notice or document, by United States registered or certified mail, to its or his address set forth in or as provided in Section 11.2 above shall be effective service of such process, summons, notice or document for any action, suit or proceeding brought against it or him by the other party in the federal or state courts for Seminole County, Florida.

(c) In recognition of the fact that the issues which would arise under this Agreement are of such a complex nature that they could not be properly tried before a jury, each of the Company and the Executive waives trial by jury.

(d) The prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys' fees and related costs from the other party.

11.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

11.10 Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement on the date first written above.

Fortis Enterprises

By

Stephen W. Carnes , President

EXECUTIVE

Stephen W. Carnes